Exhibit 10.1
FIRST AMENDMENT TO THE
MOTOROLA SOLUTIONS
OMNIBUS INCENTIVE PLAN OF 2015
(F/K/A THE MOTOROLA SOLUTIONS OMNIBUS INCENTIVE PLAN OF 2006),
AS AMENDED AND RESTATED EFFECTIVE MAY 18, 2015

The Motorola Solutions Omnibus Incentive Plan of 2015 (the “Plan”) is hereby amended in the following respects, effective as of August 27, 2020:

1.Section 19 of the Plan is hereby deleted in its entirety and replaced with the following:

“19. Taxes. Motorola Motorola Solutions shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and Motorola Solutions may defer making payment or delivery as to any award, if any such tax is payable, until indemnified to its satisfaction. In connection with the exercise of a Stock Option or the receipt or vesting of shares of Motorola Solutions’ common stock hereunder, a participant may, as determined by the Committee, pay all or a portion of any withholding as follows: (a) with the consent of the Committee, by having Motorola Solutions withhold shares of Motorola Solutions’ common stock having a Fair Market Value equal to the amount required to be withheld; (b) by delivering irrevocable instructions to a broker to sell shares of Motorola Solutions’ common stock and to promptly deliver the sales proceeds to Motorola Solutions for the amount required to be withheld; (c) by cash or certified check; or (d) through such other methods as approved by the Committee. The shares of common stock used for tax or other withholding will be valued at an amount equal to the Fair Market Value of such shares of common stock on the date the benefit is to be included in participant’s income. In no event will the Fair Market Value of the shares of common stock to be withheld and delivered pursuant to this Section 19 exceed the minimum required statutory withholding amount, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, and (ii) such additional withholding amount is authorized by the Committee.”

2.Except to the extent hereby amended, the Plan shall remain in full force and effect and is otherwise unmodified hereby.